                                                                    May 15, 1998
Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, NW
Washington DC  20549

                       Interim Report Under Rule 24 of the
                   Public Utility Holding Company Act of 1935
                         Columbia Service Partners, Inc.
                           12355 Sunrise Valley Drive
                                    Suite 300
                              Reston, VA 20191-3420

                                File No. 70-8775

Ladies and Gentlemen:

         In compliance with the terms and conditions of Rule 24 under the Public Utility Holding Company Act of 1935, and the order of the Commission dated March 25, 1996, authorizing the financing transactions and business activities as more fully described in the Joint Application/Declaration, as amended (the "Application"), the undersigned hereby certifies to the Commission that:

                        Confidential treatment requested

                        Confidential treatment requested






                                           Very truly yours,

                                           COLUMBIA ENERGY SERVICES CORPORATION


                                           By:    //s//J. W. Trost
                                              ---------------------------------
                                                    J. W. Trost, Vice President

        Columbia Service Partners
          Statement of Revenues
   For the 1st Qtr Ended March 31, 1998

     Confidential treatment requested

                           Columbia Service Partners
                Statement of Services Provided by Columbia LDC's
                      For the 1st Qtr Ended March 31, 1998

                       Confidential treatment requested









                           Columbia Service Partners
         Statement of Services Paid for and Provided by Columbia LDC's
                      For the 1st Qtr Ended March 31, 1998

                       Confidential treatment requested